UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2017

SELECTA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Arsenal Way
Watertown, MA 02472
(Address of principal executive offices) (Zip Code)

(617) 923-1400
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2017, the Board of Directors (the “Board”) of Selecta Biosciences, Inc. (the “Company”) appointed John H. Leaman, M.D. as Chief Financial Officer, Head of Corporate Strategy and Treasurer of the Company. Dr. Leaman was also designated as the Company’s principal accounting officer, and succeeds David Siewers as Chief Financial Officer and principal accounting officer. Mr. Siewers is expected to remain as a consultant to the Company.

Dr. Leaman, 45, served as Head of Corporate Development at InfaCare Pharmaceutical Corporation, a specialty pharmaceutical company that was recently acquired by Mallinckrodt plc., from June 2016 to October 2017. Prior to that he served as the Chief Financial Officer of Medgenics, Inc., a biopharmaceutical company, from September 2013 to February 2016. Dr. Leaman also served as Vice President of Commercial Assessment at Shire plc, a global specialty pharmaceutical company, with responsibility for the strategic assessment of licensing and M&A opportunities. Prior to joining Shire in 2011, from 2007 to 2011, Dr. Leaman was a Principal at Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies, where he oversaw the fund’s investment and corporate board duties in life science investments. Dr. Leaman received an M.D. and an M.B.A. from the University of Pennsylvania’s School of Medicine and Wharton School, respectively. He received a degree in Psychology, Philosophy and Physiology at Oriel College, University of Oxford, while completing a Rhodes scholarship. Dr. Leaman received a B.S. in biology from Elizabethtown College.

In connection with his appointment, on October 26, 2017 the Company entered into an employment agreement with Dr. Leaman for an unspecified term.

Under the terms of the employment agreement, Dr. Leaman will receive an annual base salary of $390,000 and, beginning with the Company’s 2018 fiscal year, will be eligible for an annual performance bonus targeted at 40% of his annual base salary and an additional annual special achievement bonus of up to 10% of his annual base salary. For the Company’s 2017 fiscal year, Dr. Leaman will be entitled to receive a discretionary bonus in an amount determined by the Board, which will not be less than $32,500 if he remains employed by the Company through December 31, 2017. Dr. Leaman’s annual bonus for the Company’s 2018 fiscal year will not be less than $162,500 if he remains employed by the Company through December 31, 2018.

The Company expects to grant Dr. Leaman an initial equity award consisting of an option to purchase 220,000 shares of common stock of the Company, which will vest over a four-year period, with 25% vesting 12 months from the grant date and an additional 2.083% vesting in equal monthly installments over the following 36 months. Dr. Leaman is also entitled to receive (i) additional payments of $7,000 per month for up to 12 months to offset the costs of travel between his primary residence in Pennsylvania and the Company’s offices in Watertown, Massachusetts in performing his duties for the Company and (ii) direct payment of, or reimbursement for, up to $75,000 in moving expenses incurred in connection with his relocation to the greater Boston, Massachusetts area.

If Dr. Leaman’s employment is terminated without “cause” or he resigns for “good reason,” as the terms are defined in his employment agreement, Dr. Leaman will be entitled to receive, subject to his timely executing a release of claims in favor of the Company and continued compliance with a separate restrictive covenant agreement, (i) continued base salary payments for a period of 12 months following his termination, (ii) a pro-rata portion of his annual bonus for the year of termination, based on actual performance for the full year (or based on 50% of his annual base salary if such termination occurs during the first quarter of the calendar year), and (iii) direct payment of, or reimbursement for, continued medical, dental and/or vision coverage pursuant to COBRA for up to 12 months. In addition, if such termination occurs within the 60 days preceding or 12 months following a change in control, Dr. Leaman would be entitled to receive accelerated vesting of any of his unvested Company equity awards that vest solely based on the passage of time. The Company must provide Dr. Leaman 30 days’ notice, or pay in lieu of notice, in the event the Company terminates him for any reason other than cause.

Dr. Leaman has also entered into a non-disclosure, non-competition and assignment of intellectual property agreement with the Company under which he agreed to refrain from engaging in direct competition with the Company or soliciting employees of the Company, in each case, while employed and following his termination of employment for any reason for a period of 12 months.

Item 7.01. Regulation FD Disclosure.

On October 26, 2017, the Company issued a press release relating to the departure of Mr. Siewers, the appointment of Dr. Leaman and the addition of Stephen Smolinski as the Company’s Chief Commercial Officer. A copy is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit shall be deemed furnished, and not filed:

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 26, 2017, by and between Selecta Biosciences, Inc. and John H. Leaman, M.D.

99.1	Press Release issued by Selecta Biosciences, Inc. on October 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: October 26, 2017	By:	/s/ Werner Cautreels
Werner Cautreels, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 26, 2017, by and between Selecta Biosciences, Inc. and John H. Leaman, M.D.

99.1	Press Release issued by Selecta Biosciences, Inc. on October 26, 2017